EXHIBIT 2.0

ASSET PURCHASE AGREEMENT

BETWEEN

US WIRELESS ONLINE, INC.

AND

YYIRELESS1.NET, LLC

DATED AS OF JANUARY 20, 2005

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January 20, 2005, by and among US WIRELESS ONLINE, INC (“US WIRELESS ”), a Nevada corporation and YYireless1.NET, LLC, (“YYireless1”) a Pennsylvania limited liability company.

WHEREAS, US WIRELESS is a corporation organized under the laws of the State of Nevada and is a reporting issuer with the Securities and Exchange Commission (“SEC”) pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, YYireless1 believes it is in its best interest to exchange its assets of YYireless1 for shares of the common stock, par value $.001 per share, of US WIRELESS (“Common Stock”) along with cash, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF ASSETS FOR COMMON STOCK AND CASH

Section 1.1

Agreement to Exchange Assets for Common Stock and Cash.

a.

On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, YYireless1 shall sell, assign, transfer, convey and deliver assets representing all of the assets of YYireless1, other than the Retained Assets as defined below, to US WIRELESS, and US WIRELESS shall accept the assets from YYireless1 in exchange for (i) the shares of Common Stock described in Section 1.3 , (ii) cash of $34,080, (iii) a promissory note in the amount of  $22,760 containing the terms and in the form of Exhibit A hereto and (iv) the assumption and payment of the liabilities described in Section 1.4.

b.

YYireless1 shall retain and the assets to be transferred shall not include the following assets:  (i) all cash or securities, including the consideration to be delivered pursuant to this Agreement, (ii) YYireless1's other rights hereunder, and (iii) the assets identified on Schedule 1.1(b) (collectively, the "Retained Assets").

Section 1.2

Closing.  The closing of such exchange (the "Closing") shall take place at 10:00 a.m. E.S.T. on the first business day after the conditions to closing set forth in Articles VI and VII have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), in Louisville, KY, but in no event later than February 4, 2005.  In the event that the transaction does not close by that date, either party may terminate this agreement and neither party shall have any liability except liability arising out of the knowing or intentional breach hereof prior to such termination.

Section 1.3

US Wireless Shares.

a.

The number of shares of US WIRELESS common stock to be issued will be that whole number nearest to $441,595 divided by the average closing price of the Common Stock on the 10 trading days immediately preceding the Closing Date (the “Closing Stock Price”), subject to Section 5.3.  US WIRELESS may file a registration statement relating to shares of Common Stock underlying certain convertible notes to be issued by it prior to the Closing (the “Registration Statement”).  In the event that the average closing price of the Common Stock on the 10 trading days immediately preceding the earlier of (i) the date 90 days after the effective date of the Registration Statement, or (ii) the date 270 days after the Closing Date (the “Future Closing Price”) is less than the Closing Stock Price, then US WIRELESS will issue to YYireless1 additional shares of Common Stock or cash.  The number of shares of Common Stock to be issued will equal $441,595 divided by the Future Closing Price, less the number of shares of Common Stock issued on the Closing Date.  If it desires to do so, US WIRELESS may instead issue to YYireless1 an amount of cash equal to the value of those additional shares of Common Stock based on the Future Closing Price.  The additional shares or cash shall be issued or paid no more than five days after the Future Closing Price is determined.

b.

For example, assume that the Closing Stock Price is $0.35.  In that case, the number of shares to be issued on the Closing Date is 1,261,700.  Further assume that the Future Stock Price is $0.25.  In that case, the number of additional shares of Common Stock to be issued would be 504,680.  If it desired to do so, US WIRELESS could pay YYireless1 $126,170 instead of issuing those additional shares of Common Stock.

c.

YYireless1 intends to liquidate shortly after the Closing.  All shares of Common Stock or cash to be issued under this section shall be issued directly to Digerati.biz, Inc., which YYireless1 represents is the member of YYireless1 that would be entitled to receive such items in the liquidation.

Section 1.4

Liabilities.  Attached hereto as Exhibit B is a list of YYireless1 liabilities to be assumed by US WIRELESS at the Closing pursuant to a Bill of Sale and Assumption Agreement in the Form of Exhibit C.  Exhibit B indicates whether such liabilities are to be paid on the Closing Date or in the ordinary course of business.  If such liabilities are to be paid on the Closing Date, YYireless1 will provide instructions to US WIRELESS as to how and where payment is to be made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF YYIRELESS1

YYireless1 hereby represents, warrants and agrees as follows:

Section 2.1

Organization.

a.

YYireless1 is a limited liability company duly organized, validly existing and in good standing under the laws of Pennsylvania, and has all requisite company power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by YYireless1 or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of YYireless1  (a "YYireless1 Material Adverse Effect");

b.

Copies of the Articles of Organization and Operating Agreement of YYireless1, with all amendments thereto to the date hereof, have been furnished to US WIRELESS, and such copies are accurate and complete as of the date hereof.

Section 2.2

Capitalization of the Company.  The authorized capital of YYireless1 consists of common and Series A membership Interests, without any numerical limit.  YYireless1 has 5,968.90 common and 5,880.68 Series A membership Interests issued on a fully diluted basis, all of which will be duly authorized and validly issued, and fully paid and non-assessable, including Interests which may be issued upon exercise of options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any Interest of YYireless1.

Section 2.3

Subsidiaries and Equity Investments.  YYireless1 has no subsidiaries or equity interest in any corporation, partnership or joint venture.

Section 2.4

Authorization and Validity of Agreements.  YYireless1 has all company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by YYireless1 and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action and no other company proceedings on the part of YYireless1 are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5

No Conflict or Violation.  The execution, delivery and performance of this Agreement by YYireless1 does not and will not violate or conflict with any provision of the Articles of Organization or Operating Agreement of YYireless1, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor, except as set forth on Schedule 2.5, violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which YYireless1 is a party or by which it is bound or to which any of its or their respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of YYireless1, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which YYireless1 is bound.

Section 2.6

Consents and Approvals.  Schedule 2.6 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by YYireless1 or the performance by YYireless1 of its obligations hereunder.

Section 2.7

Financial Statements.  YYireless1, through its predecessor TMP Wireless LLC, was organized in the Commonwealth of Pennsylvania on November 5, 2002 and commenced operations at or about that time. YYireless1 has furnished to US WIRELESS its compiled financial statements for the nine-month period ended September 30, 2004 (the "Financial Statements").  The Financial Statements were:

(i)

prepared in all material respects accordance with generally accepted accounting principles;

(ii)

present fairly, in all material aspects, the financial position, results of operations and changes in financial position of YYireless1, as of such date and for the periods then ended;

(iii)

are in accordance with the books of account and records of YYireless1;

(iv)

can be reconciled with the financial statements and the financial records maintained and the accounting methods applied YYireless1 for federal income tax purposes; and

(v)

contain all entries, if any, recommended by YYireless1 's Accountants, but were not audited.

Following the closing Date, YYireless1 will make available to US WIRELESS and its auditors all financial information needed to obtain such audited financial statements of YYireless1 as US WIRELESS is required to file with the Securities and Exchange Commission.  YYireless1 will also make available Timothy Pisula, its president and sole manager, to provide such certifications as may be required to obtain such financial statements.

Section 2.8

Absence of Certain Changes or Events.  Since September 30, 2004 and except as set forth on Schedule 2.8:

a.

YYireless1 has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or conditions financial or otherwise of YYireless1.  Other than matters relating to the economy or industry generally, YYireless1 does not know or has reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of YYireless1;

b.

There has not been any substantive change in any method of accounting or accounting practice of YYireless1;

c.

There has not been any declarations, setting aside or payment of dividends or distributions with respect to shares of YYireless1 or any redemption, purchase or other acquisition of any other YYireless1's securities; and

d.

There has not been an increase in the compensation payable or to become payable to any Member or Manager of YYireless1.

Section 2.9

Tax Matters.  All returns, reports, or information return or other document (including any relating or supporting information) required to be filed before the Closing in respect of YYireless1 has been filed, and YYireless1 has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed.  All Taxes of YYireless1 have been paid or adequately provided for, and YYireless1 knows of no proposed additional tax assessment against YYireless1 not adequately provided for in the Financial Statements.  No deficiency for any Taxes has been asserted or assessed by a taxing authority against YYireless1, there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of YYireless1.   YYireless1 has not executed an extension or waiver of any statute of limitations on the assessment or collection of tax that is currently in effect.

"Taxes" shall, for purposes of this Agreement, mean all taxes however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

Section 2.10

Absence of Undisclosed Liabilities.  Except as set forth on Schedule 2.10, YYireless1 has no material indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on Exhibit B hereto., YYireless1 is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person.

Section 2.11

Interests in Real Property.  YYireless1 does not own any item of real property.

Section 2.12

Personal Property.  YYireless1 owns all personal property ("Personal Property") purported to be owned by it as of the date hereof, in each case free and clear of all Liens, except for those Liens described in Schedule 2.12.  All of the Personal Property owned or leased by, and commonly used or necessary for or in the operations of YYireless1:  (i) is in such operating condition and repair as may be necessary to carry on the business of YYireless1 as it is now being conducted, subject only to ordinary wear and tear; and (ii) is sufficient, in the aggregate, for all purposes of the business of YYireless1.

Section 2.13

Licenses, Permits and Governmental Approvals.  YYireless1 has all licenses, permits, franchises, authorizations and approvals issued or granted to YYireless1 by any federal, state or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), required to operate its business now being conducted.  Each License and Permit is valid and in full force and effect, and, to YYireless1's best knowledge, is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.  The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of YYireless1's business in the manner now conducted and as has been proposed by YYireless1 to be conducted.  Except as set forth in Schedule 2.13, no such License and Permit will in any way be affected by, or terminate or lapse by reason of the transactions contemplated by this Agreement.

Section 2.14

Compliance with Law.  The operations of YYireless1 have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over YYireless1 and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, architectural barriers to the handicapped, fire, zoning and building and occupation safety except where such non-compliance would not have a  YYireless1 Material Adverse Effect.  YYireless1 has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to YYireless1 or any of its assets, properties or operations.

Section 2.15

Litigation.  Except as set forth on Schedule 2.15, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the YYireless1's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against YYireless1 or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of YYireless1 or the transactions contemplated by this Agreement, nor is any basis known to it for any such action, suit, proceeding or investigation.  Schedule 2.15 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations.  Neither YYireless1 nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any country, judicial, state or local court or governmental or regulatory authority or arbitrator, that would have a YYireless1 Material Adverse Effect on its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by this Agreement.

Section 2.16

Contracts.  Schedule 2.16 sets forth a true and complete list of all material contracts, agreements and other instruments to which YYireless1 is a party or otherwise relating to or affecting any of its assets, properties or operations, including, without limitation, all written or oral, express or implied, material, (a) contracts, agreements and commitments not made in the ordinary course of business; (b) purchase and supply contracts; (c) contracts, loan agreements, repurchase agreements, mortgages, security agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit; (d) leases and subleases of real or personal property; (e) agreements and other arrangements for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights; (f) contracts or commitments limiting or restraining YYireless1 from engaging or competing in any lines of business or with any person, firm, or corporation; (h) partnership and joint venture agreements; and (i) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment").  Each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof.  YYireless1 has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Commitment, and to YYireless1's best knowledge no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  Except for customer defaults not material to YYireless1, to the best of YYireless1's knowledge, no other party to any Commitment is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

Section 2.17

Employee Plans.  Schedule 2.17 lists every pension, savings, retirement, severance health, insurance or other employee benefit plan (collectively referred to herein as the "Plans") which YYireless1 maintains, or has any obligation to contribute to and YYireless1 is in compliance with such plans in all material respects.

Section 2.18

Insurance.  Schedule 2.18 lists the insurance and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation, disability and other forms of insurance insuring the properties, assets and operations of the business of YYireless1.  Except as set forth in Schedule 2.18, all such policies and bonds are in full force and effect, underwritten by financially sound and reputable insurers (to YYireless1's best knowledge) and sufficient for all applicable requirements of law.  YYireless1 is not in material default under any provisions of any such policy of insurance and has not received notice of cancellation of any such insurance. Except as set forth in Schedule 2.18, there is no claim by YYireless1 pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 2.19

Environmental Matters.  YYireless1 has obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance with all Environmental Laws and with all such licenses, permits and authorizations except where the failure to comply would not have a YYireless1 Material Adverse Effect.  YYireless1 has not performed or suffered any act  which could give rise to, or has otherwise incurred liability to any person (governmental or not) under any Environmental Laws, nor has YYireless1 received notice of any such liability or any claim therefor.

Section 2.20

Labor Matters.

a.

Except as set forth in Schedule 2.20, as of the date hereof:

(i)

YYireless1 is not a party to any outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission;

(ii)

YYireless1 is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law);

(iii)

YYireless1 is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by YYireless1 nor does YYireless1 know of any activities or proceedings of any labor union to organize any such employees.  YYireless1 has not breached or otherwise failed to comply with any provisions of any employment or labor agreement, and there are no grievances outstanding thereunder.

b.

Except as set forth in Schedule 2.20:

(i)

YYireless1 is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment;

(ii)

There is no unfair labor practice charge or complaint pending;

(iii)

There is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to YYireless1's best knowledge, threatened against or affecting YYireless1, and YYireless1 has not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of YYireless1 since August 20, 2003;

(iv)

There are no charges with respect to or relating to YYireless1 pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices;

(v)

YYireless1 has received no formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of YYireless1 and no such investigation is in progress.

Section 2.21

Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of YYireless1 in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.22

Survival.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by YYireless1 at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary thereof.

ARTICLE III

INVESTMENT INTENT

Section 3.1

In order to receive the Common Stock, Digerati.biz, Inc. shall execute the Investment Representation Statement attached hereto as Exhibit D.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF US WIRELESS

US WIRELESS represents warrants and agrees as follows:

Section 4.1

Corporate Organization

a.

US WIRELESS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted, and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by US WIRELESS or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of US WIRELESS  (a "US WIRELESS  Material Adverse Effect").

b.

Copies of the Articles of Incorporation and By-laws of US WIRELESS, with all amendments thereto to the date hereof, have been furnished to MEMBERS and YYireless1, and such copies are accurate and complete as of the date hereof.  The minute books of US WIRELESS are current as required by law, contain the minutes of all meetings of the Board of Directors, committees of the Board of Directors from the date of incorporation to this date, and adequately reflect all material actions taken by the Board of Directors and committees of the Board of Directors of US WIRELESS.

Section 4.2

Capitalization of US WIRELESS; Title to the Shares.  The authorized capital stock of US WIRELESS consists of 100,000,000 shares of Common Stock, par value $.001 per share, of which 35,774,093 shares are outstanding as of the date hereof (the "US WIRELESS Shares").  All of the outstanding shares of capital stock have been duly authorized and validly issued, and are fully paid and nonassessable and no personal liability attaches to the ownership thereof.  The US WIRELESS Shares are the sole outstanding shares of capital stock of US WIRELESS, and there are outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the shares of capital stock or any unissued or treasury shares of capital stock of US WIRELESS as identified on Schedule 4.2(a).  A certified copy of US WIRELESS’s Shareholder list as of the date hereof is annexed hereto as Schedule 4.2.

Section 4.3

Subsidiaries and Equity Investments.  Other than MJS Holdings, Inc., Bluemile, LLC and United Broadband Networks, LLC, US WIRELESS has no subsidiaries.

Section 4.4

Authorization and Validity of Agreements.  US WIRELESS has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by US WIRELESS and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of US WIRELESS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 4.5

No Conflict or Violation.  The execution, delivery and performance of this Agreement by US WIRELESS does not and will not violate or conflict with any provision of the Articles of Incorporation or By-laws of US WIRELESS, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which US WIRELESS is a party or by which it is bound or to which any of its respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of US WIRELESS, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which US WIRELESS is bound.

Section 4.6

Consents and Approvals.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, is required in connection with the execution and delivery of this Agreement by US WIRELESS or the performance by US WIRELESS of its obligations hereunder.

Section 4.7

Financial Statements.  US WIRELESS has furnished to YYireless1, audited financial statements as of and for the years ended on December 31, 2002 and December 31, 2003, and the unaudited financial statements for the period ended September 30, 2004 (the "Financial Statements"). The Financial Statements, including the notes hereto:

(i)

were prepared in accordance with generally accepted accounting principles;

(ii)

present fairly, in all material respects, the financial position, results of operations and changes in financial position of US WIRELESS as of such dates and for the periods then ended;

(iii)

are complete, correct and in accordance with the books of account and records of US WIRELESS;

(iv)

can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by US WIRELESS for federal income tax purposes; and

(v)

contain all entries recommended by US WIRELESS 's Accountants.

Section 4.8

Absence of Certain Changes or Events.  Since September 30, 2004, except as set forth on Schedule 4.8:

a.

US WIRELESS does not know or has reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of US WIRELESS;

b.

There has not been any substantive change in any method of accounting or accounting practice of US WIRELESS;

c.

There have not been any declarations, setting aside or payment of dividends or distributions with respect to shares of US WIRELESS or any redemption, purchase or other acquisition of any other US WIRELESS's securities; and

d.

There has not been increase in the compensation payable or to become payable to any director or officer of US WIRELESS.

Section 4.9

Tax Matters.  All returns, reports, or information return or other document (including any relating or supporting information) required to be filed before the Closing in respect of US WIRELESS has been filed, and US WIRELESS has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed.  All Taxes of US WIRELESS have been paid or adequately provided for and US WIRELESS knows of no proposed additional tax assessment against US WIRELESS not adequately provided for in the Financial Statements.  No deficiency for any Taxes has been asserted or assessed by a taxing authority against US WIRELESS, there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of US WIRELESS.  In the ordinary course, US WIRELESS makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by US WIRELESS.   US WIRELESS has not executed an extension or waiver of any statute of limitations on the assessment or collection of tax that is currently in effect.

Taxes shall for purposes of this Agreement mean all taxes however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

Schedule 4.9 sets forth an accurate and complete list of all tax loss carry-forwards.

Section 4.10

Absence of  Liabilities.  US WIRELESS has no indebtedness or liability, absolute or contingent, known or unknown, of any kind or nature not shown or provided for in the most recent Financial Statement.  US WIRELESS is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit of items for collection.  As of the Closing, US WIRELESS will have 35,774,093 shares of common stock issued and outstanding other than the shares being issued to the MEMBERS of YYireless1 pursuant to this Agreement. US WIRELESS will have no indebtedness, accounts payable or other liabilities in excess of an aggregate of $2,500,000 as of the Closing.

Section 4.11

Interests in Real Property.  US WIRELESS does not own or lease any real property, except for that listed on Schedule 4.11.

Section 4.12

Personal Property.  US WIRELESS owns all personal property ("Personal Property") purported to be owned by it as of the date hereof, in each case free and clear of all Liens, except for those Liens described in Schedule 4.12.  All of the Personal Property owned or leased by, and commonly used or necessary for or in the operations of US WIRELESS:  (i) is in such operating condition repair as may be necessary to carry on the business of US WIRELESS as it is now being conducted, subject only to ordinary wear and tear; and (ii) is sufficient, in the aggregate, for all purposes of the business of US WIRELESS.

Section 4.13

Licenses, Permits and Governmental Approvals.  US WIRELESS owns no leases, licenses, permits, franchises, authorizations or approvals, except those listed on Schedule 4.13.

Section 4.14

Litigation.  There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the US WIRELESS 's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against US WIRELESS or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of US WIRELESS or the transactions contemplated by this Agreement, nor is any basis known to US WIRELESS for any such action, suit, proceeding or investigation.   Neither US WIRELESS nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, that would have a US WIRELESS Material Adverse Effect on its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by this Agreement.

Section 4.15

Contracts.  Other than listed on Schedule 4.15, US WIRELESS is not a party to any agreement involving the receipt or payment of more than $20,000 or that restricts US WIRELESS from engaging in any sort of business.  A true and correct copy of each contract (i) related to its capital stock or any note, option or other instrument or obligation that can be converted into, or exercised or exchanged for, any capital stock,  or (ii) relating to any indebtedness in excess of $100,000, has been provided to YYireless1.  Upon request, US WIRELESS will provide to YYireless1 a true and correct copy of any other contract to which US WIRELESS is a party.

Section 4.16

Rule 144 Matters.  US WIRELESS shall take and continue to take such actions as may be required so that the Common Stock to be issued hereunder may be sold pursuant to SEC Rule 144 at any time after the first anniversary of the Closing, subject to the manner of sale and volume limitations set forth therein.

Section 4.17

SEC Matters.  US WIRELESS has filed with the SEC all reports (collectively, the “SEC Documents”) required to be filed by reporting companies pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, each as in effect on the date so filed, and at the time filed with the SEC none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of US WIRELESS included in the SEC Documents comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-QSB under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of US WIRELESS as at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).   US WIRELESS has complied with all laws, rules and regulations applicable to the issuance of its shares of common stock.

Section 4.18

Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of US WIRELESS in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 4.19

Survival.  Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by US WIRELESS at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary hereof.

ARTICLE V

COVENANTS

Section 5.1

Certain Changes and Conduct of Business.  From and after the date of this Agreement until the Closing, US WIRELESS and YYireless1 shall engage in no activities other than those in conformity with this Agreement.

Section 5.2

Access to Properties and Records.  YYireless1 shall afford US WIRELESS, and US WIRELESS shall afford to YYireless1 and its accountants, counsel and representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such party’s properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 5.3

Public Announcement.  Within four days of Closing, with the assistance of YYireless1, US WIRELESS shall file with the SEC a Form 8-K describing the asset purchase transaction.  Unless otherwise required by applicable law or approved by both US WIRELESS and YYireless1, the parties hereto shall consult with each other before issuing any other notice or press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.  In the event that US WIRELESS, with the consent of YYireless1, issues a press release or other public announcement of the transaction prior to Closing, then, for purposes of determining the Closing Stock Price pursuant to Section 1.3, any increase in the stock price above the closing price on the day prior to the announcement shall not be taken into account.

Section 5.4

New Appointments.  On the date of the Closing, US WIRELESS shall have caused Timothy J. Pisula to be appointed as Executive Vice President Broadband Technology of US WIRELESS.

Section 5.5

Employment Agreement.  Upon Closing this transaction, US WIRELESS shall enter an employment agreement with Timothy J. Pisula as set forth in Exhibit E hereto.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1

The respective obligations of each party to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which be waived, in whole or in part, to the extent permitted by applicable law.

a.

The obligations of US WIRELESS to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(i)

Each of the representations and warranties of YYireless1 contained in this Agreement shall be true and correct in all material respects as of the Closing, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.  US WIRELESS shall have received a certificate of the principal executive officer of YYireless1 to such effect.

(ii)

YYireless1 shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.  US WIRELESS shall have received a certificate of the principal executive officer of YYireless1 to such effect.

(iii)

Digerati.biz, Inc. shall execute and deliver to US WIRELESS the Investment Representation Statement in the form attached hereto as Exhibit D.

(iv)

Timothy J. Pisula shall have entered into the Employment Agreement and option agreement pursuant to Sections 5.5 and 5.6, above.

b.

The obligations of YYireless1 to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(i)

Each of the representations and warranties of US WIRELESS contained in this Agreement shall be true and correct in all material respects as of the Closing, except, that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.  YYireless1 shall have received a certificate of the principal executive officer of US WIRELESS to such effect.

(ii)

US WIRELESS shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.  YYireless1 shall have received a certificate of the principal executive officer of US WIRELESS to such effect.

(iii)

US WIRELESS shall appoint Timothy J. Pisula as Executive Vice President Broadband Technology of US WIRELESS.

(iv)

US WIRELESS shall have entered into the Employment Agreement and option agreement with Timothy J. Pisula pursuant to Sections 5.5 and 5.6, above.

(v)

US WIRELESS shall deliver to YYireless1 a certified copy of its shareholder list dated as of the closing, and a copy of its instruction letter to its transfer agent authorizing the issuance of the shares to be issued pursuant to this Agreement.

(vi)

US WIRELESS’s common stock shall be trading on the OTC Bulletin Board without extension on its symbol.

(vii)

US WIRELESS shall have completed its financing with NIR on terms acceptable to YYireless1 and shall have provided to YYireless1 copies of all documents relating thereto.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1

Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the-consummation of the transactions contemplated by this Agreement.  In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.  Recovery on any claim against YYireless1 relating to any such breach shall be limited to the shares of Common Stock issued hereunder.  In no event shall any claim be made against any party except with respect to a matter involving a loss of more than $10,000.

Section 7.2

Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party.

Section 7.3

Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 7.4

Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 7.5

Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

US WIRELESS ONLINE, INC.

By:  /s/ Rich Hughes

Rick Hughes, President

YYIRELESS1.NET, LLC

By:  /s/ Timothy J. Pisula

Timothy J. Pisula

President and Sole Manager

EXHIBITS AND SCHEDULES

Exhibits

A

Promissory Note

B

List of Liabilities

C

Bill of Sale and Assumption Agreement

D

Investment Representation Statement

E

Employment Agreement

Schedules

1.1(b)

Retained Assets

2.5

No Conflict or Violation

2.6

Consents and Approvals

2.8

Absence of Certain Changes or Events

2.10

Absence of Undisclosed Liabilities

2.12

Personal Property Liens

2.13

Licenses, Permits and Governmental Approvals

2.15

Litigation

2.16

Contracts

2.17

Employee Plans

2.18

Insurance

2.20

Labor Matters

4.2

Capitalization of US WIRELESS

4.2(a)

US WIRELESS Options, etc.

4.8

Absence of Certain Changes or Events

4.9

Tax Loss Carryforwards

4.11

Real Property

4.12

Personal Property Liens

4.13

Governmental Approvals

4.15

Contracts

EXHIBIT A

PROMISSORY NOTE

$22,760.00

LOUISVILLE, KY

January __, 2005

FOR VALUE RECEIVED, US Wireless Online, Inc., a Nevada corporation ("Maker"), promises to pay to the order of YYireless1.NET, LLC, a Pennsylvania limited liability company ("Payee"), at the principal office of the Payee in Pittsburgh, Pennsylvania, or such other place as the holder hereof may designate in writing, the principal sum of $22,760.00.

The principal balance outstanding under this Note shall not bear interest prior to the date due and payable and shall be due and payable in proportion to the next $1 million in debt or equity capital received by Maker on or after the date of this Note from any source.  For example, if, as expected, Maker receives $750,000 from a funding source in exchange for a note, then 75% of the principal amount hereof, or $17,070, shall be due at that time, with the remainder due at such time or times as the next $250,000 is received.  If any payment is not made within five days  of the date due, it shall thereafter bear interest at the rate of 1.5% per month until paid in full.  In addition, if any amount is not paid within five days of the date due, Payee shall have the right to accelerate all remaining payments due hereunder, which shall thereupon be due and payable immediately.

Maker waives presentment for payment, protest and demand, notice of protest, and notice of dishonor and nonpayment of this Note.

No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.  A waiver on any one occasion shall not be construed as a bar to or waiver of any such future right and/or remedy on any future occasion.  This Note may not be changed or terminated orally, but only by agreement in writing executed by both Maker and Payee.

The obligation evidenced by this Note shall bind Maker and its successors and assigns and the benefits hereof shall insure to Payee and its successors and assigns.

The relationship between Maker and Payee is that of debtor and creditor and nothing herein shall be construed to constitute a partnership, agent relationship, joint venture, business association or co-tenancy between Payee and Maker.

MAKER:

US Wireless Online, Inc.

By: __________________________

Name: ________________________

Title:   ________________________

EXHIBIT B

YYireless1.NET, LLC - Current Outstanding Creditors		1/17/2005

		TOTAL
110 Gulf Associates (Gulf Tower)	Assumed	2,500
ASP Station	Assumed	450
Crown Castle USA	Assumed	20,276
Gateway Newspapers	Assumed	1,022
Katz, Ferraro & McMurtry	Paid at Closing	30,000
MapleNet, Inc.	Paid at Closing	6,637
Pittsburgh Business Times	Assumed	1,118
Thorp Reed & Armstrong	Paid at Closing	25,000
Union Real Estate Company of Pittsburgh	Assumed	300
VoiceStream Pittsburgh	Assumed	7,200
Winncom Technologies Corp.	Paid at Closing	10,800
XiTech Corporation	Paid at Closing	7,020
XiTech Network Services	Paid at Closing	5,569
Sub-Total:		117,892

PNC Credit Line:	Paid at Closing	51,391

Grand Total:		$ 169,283

Total Paid at Closing:		136,417

Assumed & Paid by UWRL:		32,866

EXHIBIT C

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT dated as of January __, 2005 is made by and between YYireless1.NET, LLC, a Pennsylvania limited liability company ("Seller"), and US Wireless Online, Inc., a Nevada corporation  ("Purchaser").

RECITALS:

WHEREAS, Purchaser and Seller have entered into that certain Asset Purchase Agreement dated as of January __, 2005 (the "Purchase Agreement") pursuant to which, among other things, (i) Purchaser is purchasing from Seller, and Seller is selling to Purchaser, all of the assets of Seller  other than the Retained Assets (as such term is defined in the Purchase Agreement) (the "Assets"); and (ii) Seller agreed to assign and Purchaser agreed to assume the liabilities set forth on Appendix I attached hereto (the "Liabilities"); and

WHEREAS, this Bill of Sale and Assignment is being executed and delivered in order to effect the sale, transfer and assignment to Purchaser of the Assets and Liabilities; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.

Sale and Assignment. Seller hereby sells, assigns, conveys, transfers and delivers or causes to be sold, assigned, conveyed, transferred and delivered to Purchaser, all of Seller's right, title and interest, in and to the Assets, free and clear of all liabilities, obligations, security interests, liens, claims or encumbrances of any kind, to the same extent represented and warranted in the Purchase Agreement.

TO HAVE AND TO HOLD, all and singular, the Assets unto the Purchaser and its successors and assigns to and for their own use and benefit forever; and the Seller warrants title to the Assets to the same extent represented and warranted in the Purchase Agreement.

2.

Assignment.  Seller hereby bargains, sells, assigns and transfers to Purchaser all of the Liabilities.

3.

Assumption.  Purchaser hereby assumes and agrees to be bound by all of the rights, duties and obligations of Seller with respect to the Liabilities as set forth on Appendix I.  Purchaser agrees to indemnify, defend and save Seller and its successors and assigns harmless from all obligations, liabilities and claims against any of them pursuant to the Liabilities.

4.

Retained Liabilities.  Purchaser assumes no liability or obligation with respect to, and Seller retains full and complete responsibility for, and full obligation and liability in respect of, all indebtedness, obligations, claims and other liabilities (direct or indirect, known or unknown, choate or inchoate, absolute or contingent) of whatever nature of Seller not specifically assumed by Purchaser pursuant to the Purchase Agreement including, without limitation, any liabilities or obligations, tax or otherwise, imposed on or incurred by Seller as a result of the transactions contemplated by the Purchase Agreement.

5.

Further Instruments.  Seller and Purchaser, for themselves and their successors and assigns, by this Bill of Sale and Assignment, covenant with each other and their successors and assigns that each party will, at the other's request, execute and deliver, or cause to be executed and delivered, such further assignments and other instruments of conveyance and transfer and such other documents as may be reasonably necessary or desirable to transfer and to vest and confirm more effectively in the Purchaser, and its successors and assigns, the Assets, and the Liabilities.

6.

Successors and Assigns.  This Bill of Sale and Assignment and the covenants and agreements herein contained shall inure to the benefit of the parties, and their successors and assigns, and shall be binding upon the parties and their successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Bill of Sale and Assignment to be duly executed as of the day and year first above written.

YYIRELESS1.NET, LLC.

By:__________________________

Title: Sole Manager

US WIRELESS ONLINE, INC.

By:____________________________

Name: _________________________

Title: __________________________

Exhibit D

INVESTMENT REPRESENTATION STATEMENT

PURCHASER:	Digerati.biz, Inc.
ISSUER:	US WIRELESS ONLINE, INC. (Referred to hereinbelow as the “Company”)
SECURITY:	Common Stock, par value $.001
QUANTITY:	Shares

In connection with the purchase of the above-listed Securities of the Company, I, the purchaser represent to the Company the following:

1.

Investment.  (a)  I am aware of the Company's business affairs and financial condition.  I am purchasing the Securities for investment for my own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  These securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends on, among other things, the bona fide nature of the investment intent as expressed herein.  In this connection I understand that, in view of the Securities and Exchange Commission ("SEC"), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities or for the period of one year or any other fixed period in the future.

(b)  I have examined or have had an opportunity to examine, before the date hereof, such documents and information relevant to this transaction as may have been requested from the Company, in that connection, I have taken all steps necessary to evaluate the merits and risks of this offering.

(c)  I have had an opportunity to ask questions of and receive answers from officers of the Company, or a person or persons acting on its behalf, concerning the terms and conditions of this investment, and all such questions have been answered to my full satisfaction.

2.

Restrictions on Transfer Under Securities Act.  I further acknowledge and understand that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act and registered and/or qualified under applicable state securities laws or unless an exemption from such registration and/or qualification is available.  Moreover, I understand that the Company is under no obligation to register the Securities.  In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or unless the Company receives an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

3.

Sales Under Rule 144.  I am aware of the adoption of Rule 144 by the SEC promulgated under the Securities Act, which in substance permits limited public resale of securities acquired in a non- public offering subject to the satisfaction of certain conditions, including: (i) the availability of certain current public information about the Company, (ii) the resale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a " market maker," and (iv) the amount of securities sold during any three-month period not exceeding specified limitations (generally 1% of the total shares outstanding).

4.

Limitations on Rule 144.  I further acknowledge and understand that the Company is now but, at any time I wish to sell the Securities in the future may not be, satisfying the public information requirement of Rule 144, and, in such case, I would be precluded from selling the Securities under Rule 144 even if the minimum holding period under Rule 144 had been satisfied.

In Witness Whereof, the undersigned has executed this Investor Representation Statement with knowledge that the above-named Issuer will rely on the truth and completeness of the representations and warrantees contained herein.

DATE

PURCHASER

Digerati.biz, Inc.

Name: ___________________________

(Printed)